Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for the Quarter Ended September 30, 2015

Fiscal Second Quarter and other Recent Highlights:

•	Net investment income per share for the quarter was $0.21, compared to $0.22 for the quarter ended June 30, 2015

•	Net asset value per share as of the end of the quarter was $7.83, compared to $8.01 as of June 30, 2015, a 2.2% decline

•	Declared a dividend of $0.20 per share for the quarter

•	Invested $204 million during the quarter

•	Net investment activity before repayment was positive $124 million, and net investment activity after repayments was negative $75 million for the quarter

•	Repurchased 3,340,400 shares of common stock for an aggregate cost of $21.2 million, during the quarter

New York, NY — November 5, 2015 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its second fiscal quarter ended September 30, 2015. The Company’s net investment income was $0.21 per share for the quarter ended September 30, 2015, compared to $0.22 for the quarter ended June 30, 2015. The Company’s net asset value (“NAV”) was $7.83 per share as of September 30, 2015, compared to $8.01 as of June 30, 2015.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the second fiscal quarter of 2016, payable on January 5, 2016 to stockholders of record as of December 21, 2015. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment’s Chief Executive Officer, commented, “During the quarter we focused on investing in existing portfolio companies and redeploying a portion of capital from sales and repayments into our stock repurchase plan. We repurchased over $21 million of common stock during the quarter.” Mr. Zelter continued, “Given where our stock is currently trading, we intend to continue repurchasing shares.”

FINANCIAL HIGHLIGHTS

($ in billions, except per share)	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Total assets	$3.30	$3.45	$3.56	$3.70	$3.83
Investment portfolio (fair value)	$3.19	$3.31	$3.35	$3.51	$3.67
Debt outstanding	$1.37	$1.39	$1.50	$1.59	$1.58
Total net assets	$1.83	$1.90	$1.94	$2.00	$2.06
Net asset value per share	$7.83	$8.01	$8.18	$8.43	$8.72
Debt-to-equity ratio	0.75 x	0.73 x	0.77 x	0.80 x	0.76 x
Net leverage ratio (1)	0.73 x	0.72 x	0.72 x	0.74 x	0.76 x

(1)	The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash, less foreign currency, divided by total net assets.

INVESTMENT ACTIVITY AND PORTFOLIO COMPANIES

($ in millions)	Three months ended September 30, 2015	Six months ended September 30, 2015
Investments made (2)	$204	$714
Investments sold	(80)	(415)

Net activity before repaid investments	$124	$299
Investments repaid	(200)	(398)

Net investment activity (3)	$(75)	$(99)
Portfolio companies, at beginning of period	102	105
New portfolio companies	4	14
Exited portfolio companies	(8)	(21)

Portfolio companies, at end of period	98	98
Number of investments in existing companies	9	29

(2)	Investments were primarily made through a combination of primary and secondary debt investments.
(3)	Numbers may not sum due to rounding.

OPERATING RESULTS

($ in thousands, except per share data)	Three months ended September 30, 2015	Six months ended September 30, 2015
Net investment income	$49,561	$100,548
Net realized and unrealized loss	(51,308)	(95,904)

Net increase (decrease) in net assets from operations	$(1,747)	$4,644
(per share)
Net investment income per share	$0.21	$0.43
Net realized and unrealized loss per share	(0.22)	(0.41)

Earnings (Loss) per share – basic	$(0.01)	$0.02
Earnings (Loss) per share – diluted (4)	$(0.01)	$0.02

(4)	In applying the if-converted method, conversion shall not be assumed for purposes of computing diluted earnings per share if the effect would be anti-dilutive. For the three and six months ended September 30, 2015, anti-dilution would total $0.01 and $0.02, respectively.

CONFERENCE CALL / WEBCAST AT 10:00 AM EST ON NOVEMBER 5, 2015

The Company will host a conference call on Thursday, November 5, 2015 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 53609056 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through November 26, 2015 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 53609056. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of the Company’s website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the Investor Relations section of the Company’s website at www.apolloic.com.

Our portfolio composition and weighted average yields at September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014, and September 30, 2014, were as follows:

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Portfolio composition, measured at fair value:
Secured debt	63%	64%	60%	61%	63%
Unsecured debt	9%	10%	14%	15%	17%
Structured products and other	13%	12%	11%	10%	9%
Preferred equity	5%	4%	5%	4%	3%
Common equity and warrants	10%	10%	10%	10%	8%
Weighted average yields, at current cost basis, exclusive of securities on non-accrual status:
Secured debt portfolio	11.3%	11.5%	11.2%	11.0%	10.9%
Unsecured debt portfolio	11.3%	11.3%	10.9%	11.1%	11.1%
Total debt portfolio	11.6%	11.5%	11.2%	11.1%	11.0%
Income-bearing investment portfolio composition, measured at fair value:
Fixed rate amount	$1.0 billion	$1.1 billion	$1.3 billion	$1.4 billion	$1.6 billion
Floating rate amount	$1.5 billion	$1.5 billion	$1.4 billion	$1.5 billion	$1.5 billion
Fixed rate %	42%	41%	48%	48%	51%
Floating rate %	58%	59%	52%	52%	49%
Income-bearing investment portfolio composition, measured at cost:
Fixed rate amount	$1.1 billion	$1.1 billion	$1.4 billion	$1.5 billion	$1.7 billion
Floating rate amount	$1.5 billion	$1.6 billion	$1.4 billion	$1.5 billion	$1.5 billion
Fixed rate %	42%	42%	50%	50%	52%
Floating rate %	58%	58%	50%	50%	48%

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share and per share amounts)

	September 30, 2015	March 31, 2015
	(unaudited)
Assets
Non-controlled/non-affiliated investments, at fair value (cost — $2,399,503 and $2,514,328, respectively)	$2,198,354	$2,357,042
Non-controlled/affiliated investments, at fair value (cost — $372,477 and $297,948, respectively)	430,080	327,218
Controlled investments, at fair value (cost — $539,194 and $674,299, respectively)	565,215	665,567

Total investments, at fair value (cost — $3,311,174 and $3,486,575, respectively)	3,194,049	3,349,827
Cash	11,418	3,766
Foreign currency (cost — $1,099 and $4,856, respectively)	1,098	4,651
Receivable for investments sold	19,045	114,884
Interest receivable	29,131	43,312
Dividends receivable	12,640	5,425
Deferred financing costs	31,531	29,743
Prepaid expenses and other assets	3,943	9,283

Total assets	$3,302,855	$3,560,891

Liabilities
Debt	$1,370,163	$1,498,759
Payable for investments purchased	396	10,736
Dividends payable	46,851	47,348
Management and performance-based incentive fees payable	29,557	37,361
Interest payable	15,745	15,851
Accrued administrative expenses	1,631	2,000
Other liabilities and accrued expenses	11,652	11,228

Total liabilities	$1,475,995	$1,623,283

Net Assets
Common stock, par value $.001 per share, 400,000,000 and 400,000,000 common shares authorized, respectively, 233,400,951 and 236,741,351 issued and outstanding, respectively	$233	$237
Paid-in capital in excess of par	3,176,526	3,197,715
Over-distributed net investment income	(29,240)	(35,589)
Accumulated net realized loss	(1,213,600)	(1,102,517)
Net unrealized loss	(107,059)	(122,238)

Total net assets	$1,826,860	$1,937,608

Total liabilities and net assets	$3,302,855	$3,560,891

Net asset value per share	$7.83	$8.18

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Investment Income:
From non-controlled/non-affiliated investments:
Interest	$70,255	$96,146	$143,829	$178,693
Dividends	911	1,275	1,787	2,116
Other income	2,828	4,038	6,145	6,294
From non-controlled/affiliated investments:
Interest	224	971	451	3,196
Dividends	9,503	4,128	18,670	8,074
Other income	70	44	227	87
From controlled investments:
Interest	10,629	10,104	21,183	18,955
Dividends	4,000	1,891	7,731	3,699
Other income	—	313	63	376

Total investment income	$98,420	$118,910	$200,086	$221,490

Expenses:
Management fees	$16,727	$18,878	$34,079	$36,989
Performance-based incentive fees	10,774	15,393	22,641	27,860
Interest and other debt expenses	21,764	18,946	44,200	37,848
Administrative services expense	1,650	1,525	3,083	2,958
Other general and administrative expenses	2,725	2,617	4,889	4,904

Total expenses	$53,640	$57,359	$108,892	$110,559

Management and performance-based incentive fees waived	$(4,722)	$(4,041)	$(9,237)	$(8,193)
Expense reimbursements	(59)	(96)	(117)	(116)

Net expenses	$48,859	$53,222	$99,538	$102,250

Net investment income	$49,561	$65,688	$100,548	$119,240

Realized and Unrealized Gain (Loss) on Investments and Foreign Currencies:
Net realized gain (loss):
Investments and cash equivalents
Non-controlled/non-affiliated investments	$(34,124)	$(173)	$(76,785)	$(11,889)
Non-controlled/affiliated investments	—	11,633	(67)	11,526
Controlled investments	3,148	—	(39,714)	—
Foreign currency transactions	819	134	5,483	(1,376)

Net realized gain (loss)	$(30,157)	$11,594	$(111,083)	$(1,739)

Net change in unrealized gain (loss):
Investments and cash equivalents
Non-controlled/non-affiliated investments	$(48,094)	$(51,169)	$(43,863)	$(48,574)
Non-controlled/affiliated investments	12,916	(1,961)	28,733	8,869
Controlled investments	7,980	10,700	34,753	22,080
Foreign currency translations	6,047	7,115	(4,444)	6,727

Net change in unrealized gain (loss)	$(21,151)	$(35,315)	$15,179	$(10,898)

Net realized and unrealized gain (loss) from investments, cash equivalents, foreign currencies and derivatives	(51,308)	(23,721)	(95,904)	(12,637)

Net Increase (Decrease) In Net Assets Resulting From Operations	$(1,747)	$41,967	$4,644	$106,603

Earnings (Loss) Per Share — Basic	$(0.01)	$0.18	$0.02	$0.45

Earnings (Loss)Per Share — Diluted	$(0.01)	$0.18	$0.02	$0.44

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com